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                                                             Exhibit (a)(8)

                                                   EMusic.com Inc.
Memorandum

To:    EMusic Optionees

From:  Marcus Segal, VP of Operations

Date:  04/30/01

Re:    Option Cash-Out Agreement

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As you are aware, pursuant to the terms of the Merger Agreement signed with
Universal Music Group, Inc. ("UMG"), UMG has commenced a tender offer for the purchase of all outstanding stock of the company for $0.57 per share (the "Tender Offer"). The EMusic Board of Directors has unanimously recommended that the company's stockholders accept the Tender Offer. If the Tender Offer is successfully completed, all shares not purchased in the Tender Offer will be "cashed out" at the same price pursuant to a merger between the company and a UMG subsidiary (the "Merger").

Enclosed please find an Option Cash-Out Agreement relating to your EMusic stock options. Pursuant to this Agreement, following the completion of the Tender Offer, you will be paid the difference between the $0.57 offer price and the option exercise price for all of your options that have an exercise price less than $0.57 ("in-the-money options"). This payment will be made for all in-the-money options, whether vested or unvested. A summary of your options is attached to the Option Cash-Out Agreement. All options that you hold with an exercise price of $0.57 or above will be terminated in accordance with the EMusic stock option plans.

Please note that pursuant to the Merger Agreement and our stock option plans,
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all outstanding options, whether vested or unvested, will terminate as of a
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change of control as defined in our option plans, which will occur upon
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consummation of the Tender Offer (assuming greater than 50% of the outstanding
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shares are purchased in the Tender Offer) and in any event will happen upon the
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closing of the Merger.  Accordingly, if you do not enter into the enclosed
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agreement, any options that you hold and do not exercise prior to the closing of
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the Tender Offer (assuming greater than 50% of the outstanding shares are
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purchased), and in any event upon the closing of the Merger, will terminate and
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be of no value.  As the Tender Offer is currently scheduled to expire on May 17,
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2001, we urge you to consider this agreement and respond as quickly as possible.

If you are also a stockholder of the company, you will separately be sent documents regarding the Tender Offer. We urge you to review those documents carefully.

Please review the enclosed agreement carefully, and if acceptable, return your signed agreement to Clay Jones in the enclosed envelope. Please note that if
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you are married, the agreement must also be signed by your spouse.  If you have
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any questions, please feel free to call me at 650-216-0261 or Clay at x282.